EXHIBIT 99.1

FOR IMMEDIATE RELEASE
ADGS Advisory, Inc.
26th Floor
113 Argyle Street
Mongkok, Kowloon, Hong Kong
Contact: Ms. Michelle Tong
Telephone: 852-2374-0002
michelletong@adgs.com.hk

ADGS ADVISORY, INC. TO ACQUIRE CUSTOMER LIST
FROM HONG KONG BASED ACCOUNTING ADVISORY COMPANY

Hong Kong, August 4, 2014. ADGS Advisory, Inc. (“ADGS” or the “Company”) (OTCQB:ADGS) today announced that it has signed a Purchase Agreement to acquire the customer list from Acorate Advisory Limited and Berfield Enterprise Solutions and Technology Limited. In consideration for the acquisition of the customer list, ADGS has agreed to pay HK $12.0 million (approximately US $1.5 million) to be paid in tranches and 5,000,000 shares of the common stock of the Company. The initial payment of HK $2.0 million has already been paid, HK $3.0 million is to be paid on or before March 30, 2015 along with the shares of common stock, and the balance will be paid in 18 monthly installments commencing one month after closing. The closing is expected to occur on or before March 30, 2015.

This is the second acquisition for the Company in a twelve month period of time and a major component of this acquisition is its growth strategy. ADGS's Chief Executive Officer Florence Li Lai Ying stated "We are delighted that we will be acquiring this customer list from a Hong Kong based accounting advisory company. The customer list from the company is strong, excellent and stable revenue each year, and it will enhance our existing service offerings and broaden the Company's expertise in asset and property transfer and insolvency and enable us to capture additional business." Ms. Li further stated that the client base from the company to be acquired is expected to generate revenues of US $9.6M in 2015.

About ADGS

ADGS Advisory, Inc. is primarily engaged in providing accounting, taxation, company secretarial, general corporate and consultancy services in Hong Kong. ADGS has a strong and successful background in the Hong Kong market, most notably bankruptcy and insolvency services to a variety of customers including high growth industries in China. ADGS intends to further bolster its growth via additional acquisitions.

Forward-Looking Statements

This release contains forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on forward-looking statements. Also, forward-looking statements represent our estimates and assumptions only as of the date of this release. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set forth in the Company’s SEC filings. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

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